Exhibit 10.1

The Secretary of State for Business, Innovation and Skills

Department for Business, Innovation and Skills

1 Victoria Street

London

SW1H 0ET

12 September 2013

Molecular Profiles Ltd Regional Growth Fund Assistance

In consideration of the Secretary of State for Business, Innovation and Skills (the “Secretary of State”) being willing, at our request, to make Molecular Profiles Ltd an offer of up to £1,600,000 (One Million Six Hundred Thousand Pounds) under the terms of the Grant Offer Letter dated 5 September 2013 under reference 01.09.02/1268C or under the terms of any letter relating to the same grant which varies or supersedes that letter (together the “Grant Offer Letter”) Columbia Laboratories Inc hereby undertakes to provide sufficient funds to enable Molecular Profiles Ltd to perform its obligations in accordance with the terms of the Grant Offer Letter.

In this guarantee “Guaranteed Obligations” means all monies, debts and liabilities of any nature (whether actual or contingent) from time to time due, owing or incurred by or from Molecular Profiles Ltd to the Secretary of State under or in connection with the Grant Offer Letter.

Columbia Laboratories Inc guarantees to the Secretary of State that, whenever Molecular Profiles Ltd does not pay any of the Guaranteed Obligations when due, to pay on demand the Guaranteed Obligations.

Columbia Laboratories Inc will make any payments under this guarantee in full, without any deduction or withholdings whatsoever.

Further, Columbia Laboratories Inc agrees that if any payments due from Molecular Profiles Ltd are not recoverable from Columbia Laboratories Inc as guarantor or surety for Molecular Profiles Ltd for any reason whatsoever those payments shall nevertheless be recoverable from Columbia Laboratories Inc as principal debtor and shall be payable by Columbia Laboratories Inc on demand.

Columbia Laboratories Inc as principal debtor and as a separate and independent obligation and liability agrees to indemnify and keep indemnified the Secretary of State in full and on demand from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Secretary of State arising out of, or in connection with, any failure of Molecular Profiles Ltd to perform or discharge any of its obligations or liabilities in respect of the Guaranteed Obligations.

Any amounts due from Columbia Laboratories Inc shall carry interest at 1.5% above the base rate for the time being of the Bank of England or at the European Commission’s reference rate for the United Kingdom as published in the Official Journal from time to time, whichever is the higher, from the date of demand to the date of payment.

The Secretary of State may claim under this guarantee at the same time as or after making demand of Molecular Profiles Ltd or before, at the same time as, or after taking any action to claim under or enforce any other right, security or guarantee which it may hold from time to time in respect of the Guaranteed Obligations.

Columbia Laboratories Inc shall accept a certificate or other document signed by the Secretary of State or on his/her behalf as conclusive evidence of amounts repayable by Molecular Profiles Ltd.

Columbia Laboratories Inc has not received any security from Molecular Profiles Ltd for giving this guarantee and we shall not take any security for its liability under this guarantee for so long as any sums may become repayable under the Grant Offer Letter without first obtaining written consent from the Secretary of State. If, in contravention of that undertaking, Columbia Laboratories Inc takes any security Columbia Laboratories Inc shall hold the security and all or any amounts realised by Columbia Laboratories Inc from it on trust for the Secretary of State.

Columbia Laboratories Inc shall not take any steps to enforce any right or claim against Molecular Profiles Ltd or any co-guarantor in respect of any monies paid by Columbia Laboratories Inc to the Secretary of State pursuant to this guarantee or any other liabilities between Molecular Profiles Ltd and Columbia Laboratories Inc unless and until all of the Guaranteed Obligations owing to the Secretary of State (both actual and contingent) have been performed and discharged in full.

This guarantee is a continuing guarantee and will remain in force until the Guaranteed Obligations have been performed and discharged in full. Columbia Laboratories Inc’s liability under this guarantee will not be affected by: (a) any concession, time, indulgence or release granted by the Secretary of State to Molecular Profiles Ltd or any other person, (b) the Secretary of State’s failure to take, perfect, enforce or hold unimpaired any security, indemnity or guarantee taken for the Guaranteed Obligations (c) any payment or dealing or anything else (whether by or relating to Molecular Profiles Ltd, Columbia Laboratories Inc or any other person) which would, but for this paragraph, operate to discharge or reduce the Guaranteed Obligations or (d) any termination, amendment, variation, novation, replacement or supplement of or to any of the Guaranteed Obligations (including without limitation any change in the purpose of, any increase in or extension of, the Guaranteed Obligations.

This guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of England. Columbia Laboratories Inc agrees that the courts of England will have jurisdiction to hear and settle any dispute which arises in connection with this guarantee, although this shall not limit the right of the Secretary of State to bring proceedings against Columbia Laboratories Inc in any other court of competent jurisdiction. Columbia Laboratories Inc irrevocably agree only to bring proceedings in the courts of England. Columbia Laboratories Inc agrees in connection with proceedings in England that any writ, judgment or other notice of process shall be sufficiently and effectively served on Columbia Laboratories Inc if delivered to 8 Orchard Place, Nottingham Business Park, Nottingham, NG8 6PX.

This guarantee shall be in addition to any other guarantee for the Guaranteed Obligations under the Grant Offer Letter by Molecular Profiles Ltd signed by Columbia Laboratories Inc that the Secretary of State may hold.

This guarantee shall remain in full force and effect even if Columbia Laboratories Inc or Molecular Profiles Ltd have merged or amalgamated with another company or if Columbia Laboratories Inc or Molecular Profiles Ltd have changed their respective constitutional documents.

Any demand or other communication concerning this guarantee should be sent to Columbia Laboratories Inc at our registered office for the time being.

Signed: .…/s/ Frank Condella…………………………….

Print name: .…Frank Condella…………………………….

Company Director

for and on behalf of:

Columbia Laboratories Inc